Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Momentus Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee (3)

Equity	Class A Common Stock, par value $0.00001 per share	Rule 457(c) and Rule 457(h)	1,301,169	$1.61	$2,094,882.09	0.00015310	$320.73

Total Offering Amounts					$2,094,882.09
Total Fee Offsets(7)							$0
Net Fee Due							$320.73

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional securities that may be offered or issued pursuant to the Momentus Inc. 2021 Equity Incentive Plan (the “2021 Plan”) or the Momentus Inc. 2022 Inducement Equity Plan (the “2022 Plan) as a result of adjustments for stock dividends, stock splits or similar transactions effected without receipt of consideration, that increase the number of outstanding shares of the Class A common stock, par value $0.00001 per share (the “Common Stock”) of Momentus Inc. (the “Company”).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, based upon the average of the high and low sales prices of the Common Stock on the Nasdaq Capital Market on May 23, 2025.

(3)
The Company is registering (i) 1,051,169 shares of Common Stock relating to the 2021 Plan and (ii) 250,000 shares of Common Stock relating to the 2022 Plan.  Pursuant to General Instruction E to Form S-8, the fee set forth in the table above is only with respect to those additional shares.